To the Board of Directors

Ableauctions.com, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statements on Form S-8 of Ableauctions.com, Inc. and subsidiaries, which were filed with the Commission as numbers 333-117979, 333-114906, 333-32740, 333106102, 333-106101, 333-106005, 333-87800 and 333-32740, of our Independent Registered Public Accounting Firm’s Report dated March 15, 2006 covering the consolidated financial statements of Ableauctions.com, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ Cinnamon Jang Willoughby & Company

CHARTERED ACCOUNTANTS

Burnaby, Canada

March 31, 2006